Exhibit (a)(25)

FOR IMMEDIATE RELEASE	Media Contacts:	Tad Hutcheson
January 24, 2007		tad.hutcheson@airtran.com
678.254.7442
Judy Graham-Weaver
judy.grahamweaver@airtran.com
678.254.7448

AirTran Sends Second Letter to Midwest Shareholders Comparing

Strengths of AirTran’s Offer to Prospects of Midwest’s Standalone Plan

ORLANDO, Fla. (January 24, 2007) – AirTran Holdings, Inc. (NYSE: AAI), the parent company of AirTran Airways, announced today that Joe Leonard, AirTran’s Chairman and Chief Executive Officer, sent a letter to shareholders of Midwest Air Group (AMEX: MEH) comparing the strengths of AirTran’s offer to the prospects of Midwest’s standalone plan. The complete text of the letter is set forth below:

January 24, 2007

Dear Midwest Shareholder,

We recently sent you information about AirTran Holding Inc.’s offer to exchange $13.25 of value in cash and AirTran stock for each share of Midwest Air Group that you own. As we recommended in an earlier letter, please review the documents carefully and thoroughly because your decision will ultimately determine the future of Midwest. (These materials are also available at http://www.airtran.com/midwest/default.aspx.)

As you know, we have tried our best to discuss with Midwest the merits of combining our two companies to the benefit of our respective shareholders, employees, customers and the communities we serve, but to no avail. Thus, we were left with no choice but to bring our offer directly to you and provide you the opportunity to act in your own financial interests.

There are a few key items to focus on when weighing the strength of the AirTran proposal versus the prospects of the Midwest standalone plan. The Midwest plan is heavily reliant on a continued benign competitive environment, growth with older and less efficient aircraft and regional jets, favorable fuel prices and higher average fares; all of which makes Midwest vulnerable to competition. What their plan doesn’t do is address their vulnerabilities, specifically their revenue concentration (58% of their revenue is in their top 20 markets) and their aging fleet issues which they are compounding with the addition of outsourced regional jets and two more used MD80 aircraft. This plan simply doesn’t produce significant growth or prepare them to compete effectively in the future.

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AirTran Sends Second Letter to Midwest Shareholders

By contrast, the AirTran proposal addresses each of these issues and provides the revenue diversity, cost structure, aircraft and other benefits that Midwest, its constituents in Milwaukee and Kansas City, its employees and most important, you, the shareholder need and deserve. We believe the combination of AirTran and Midwest will create a highly efficient airline with a broad national network and quality product that can compete with any airline. The AirTran fleet plan will provide both the means to improve the efficiency of the current Midwest network and to expand service at Milwaukee and Kansas City with brand new Boeing 737-700s which have the ability to reach any point in North America from either hub.

	Midwest Plan	AirTran Plan
FINANCIAL	No Sustained Profits since 2000; Inconsistent Results	Significant Premium Today; Improved Future Profit Potential

NETWORK & REVENUE DIVERSITY	Highly Concentrated	Broad National Network
FLEET PLAN	Older Aircraft & Small Regional Jets	60 Brand New, Highly Efficient Boeing 737’s

GROWTH	Minimal	Strong

COST STRUCTURE	Inferior To Low Cost Competitors	Industry Leading Cost Structure

Now it’s your chance to have your voice heard by the Midwest Board and Management: tell them you want them to enter into negotiations with AirTran.

You can deliver that message by tendering your shares pursuant to our Offer.

If you have any questions about AirTran’s offer, we urge you to contact your broker, banker, or other financial advisor, or Innisfree M&A Incorporated, which is assisting us, at (877) 456-3422.

Sincerely,

Joe Leonard

Chairman and

Chief Executive Officer

[1]	The comparisons are based upon the Exchange Offer filed by AirTran on January 11, 2007 and the Midwest Investor Presentation filed with the SEC on January 10, 2007. Investors are asked to carefully review both documents before taking any action.

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AirTran Sends Second Letter to Midwest Shareholders

Shareholder questions regarding the exchange offer or requests for offering materials should be directed to Innisfree M&A Incorporated at (877) 456-3422. (Banks and Brokers may call collect at (212) 750-5833.) Offering materials are also available on the SEC’s website at http://www.sec.gov. Midwest shareholders are urged to read the offering materials filed by AirTran, which contain important information about the exchange offer.

About AirTran Airways

AirTran Airways, a Fortune 1,000 company and one of America’s largest low-fare airlines with 8,000 friendly, professional Crew Members, operates nearly 700 daily flights to 54 destinations. The airline’s hub is at Hartsfield-Jackson Atlanta International Airport, where it is the second largest carrier. AirTran Airways’ aircraft features the fuel-efficient Boeing 737-700 and 717-200 to create America’s youngest all-Boeing fleet. The airline is also the first carrier to install XM Satellite Radio on a commercial aircraft and the only airline with Business Class and XM Satellite Radio on every flight. For reservations or more information, visit airtran.com (America Online Keyword: AirTran).

This document relates to the offer by AirTran Holdings, Inc. (“AirTran”), through its wholly owned subsidiary, Galena Acquisition Corp., to exchange for all of the issued and outstanding common stock and associated rights (the “Midwest Shares”) of Midwest Air Group, Inc. consideration consisting of $6.625 in cash and 0.5884 of a share of AirTran common stock. The offer currently is scheduled to expire at 12:00 Midnight, New York City time on Thursday, February 8, 2007, unless extended. AirTran and Galena have expressly reserved the right, in their sole discretion, to extend the period of time during which the offer will remain open. Any extension will be announced no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. This document does not constitute an offer to purchase or the solicitation of an offer to sell which is being made only pursuant to the Offer to Exchange and related Letter of Transmittal forming part of the registration statement referred to below. The information required to be disclosed by Exchange Act Rule 14d-6(d)(1) is contained in the Prospectus and is incorporated by reference. The offer to exchange is not being made to and nor will tenders be accepted from or on behalf of holders of securities of Midwest Air Group, Inc. in any jurisdiction in which the making of the offer or the acceptance thereof would not comply with the laws of such jurisdiction. In those jurisdictions in the United States where the securities, blue sky or other laws require the offer to exchange to be made by a licensed broker or dealer, the offer to exchange shall be deemed to be made on behalf of AirTran and Galena by Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC (the “Dealer Managers”), or by one or more registered broker or dealers under the laws of such jurisdiction.

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AirTran Sends Second Letter to Midwest Shareholders

AirTran has filed with the United States Securities and Exchange Commission a registration statement (No. 333-139917) to register the AirTran shares which would be issued in the proposed transaction and in the future may file a proxy statement with respect to the proposed transaction. Investors and security holders are urged to read the registration statement and (when and if available) any proxy statement as well as any other relevant documents filed with the SEC, and any amendments or supplements to those documents, because they will contain important information. Investors and security holders may obtain a free copy of the registration statement and (when and if available) the proxy statement at www.sec.gov. The registration statement and (when and if available) proxy statement and such other documents may also be obtained free of charge from AirTran by directing such request to: Richard P. Magurno, Corporate Secretary, AirTran Holdings, Inc., 9955 AirTran Boulevard, Orlando, Florida 32827 or to the information agent for this offering: Innisfree M&A Incorporated, 501 Madison Avenue New York, New York 10022.

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